EXHIBIT 99

  FOR IMMEDIATE RELEASE                        Contact:  Mr. Charles R. Ofner
                                                               (281) 496-5000

                Reading & Bates Awarded Contract by Premier Oil

  July 1,  1997, Houston, Texas....Reading  & Bates (RB-NYSE) announced today that the 300 foot cantilever jackup Harvey H. Ward has been awarded a drilling contract by Premier Oil for one year. The total contract value for this period is estimated at approximately $27.3 million with commencement approximately January 1,1998, immediately following the current four-well commitment, also with Premier Oil. Both of these operations for Premier will be carried out in the Far East. Additionally, Reading & Bates expects to obtain another term contract in the near future for a sister jackup in the Far East at similar rates.

  Paul B. Loyd, Jr., the Company's Chairman, Chief Executive Officer and President stated, "We are very pleased to resume our valued relationship with Premier, and we wish them every success with their drilling programs. This contract and the second anticipated award, represent yet another rate level for Reading & Bates jackups and thus reemphasizes the importance to the Company of our fleet of nine high specification cantilever jackups, a segment that continues to strengthen in the offshore drilling market."

  Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., engages in the business of acquiring interests in offshore oil and gas properties and thereby participates in reservoir risk sharing. Through its TOPS joint venture, a full range of field development contracting alternatives is offered to oil and gas companies, including such services as drilling, marine and subsea construction and production services.

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